Exhibit 99.1

[LOGO APPEARS HERE]

Results

contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL, INC. ANNOUNCES APRIL, FIRST QUARTER NET SALES

FOOTHILL RANCH, CA, May 8, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the four-week period, ended May 3, 2003, of $40.0 million, bringing sales for the first fiscal quarter to $123.6 million. This compares with net sales of $45.9 million for the four-week period, ended May 4, 2002, and $156.6 million for the first quarter a year ago. Comparable store sales for April this year declined 16.9 percent, versus a comparable store sales decline of 4.7 percent for April last year.

“April represented our third consecutive month of trend improvement in comparable store sales, reflecting some benefit from a later Easter holiday this year and our ongoing efforts to fill the gaps in inventory,” said Irving Teitelbaum, chairman and interim chief executive officer. “The progress we are making, although encouraging, is coming at a slower pace than we had initially anticipated. Given this, we now expect the loss for the first quarter to be between $0.27 and $0.31 per diluted share, based on a comparable store sales decline for the quarter of 25.5 percent, compared to an 8.2 percent comparable store sales increase in the first quarter last year.”

The company noted that it continues to operate with no debt outstanding and expects its cash and investment balance for the quarter to approximate the balance at the close of last fiscal year, ended February 1, 2003.

The company expects to report final first quarter financial results on May 22, 2003 and will hold a conference call at 9:00 a.m. Pacific Time that morning to further discuss the results. To listen to the call, please dial (888) 515-2781 and provide ID# 541844. A replay of the call will be available from May 22 through May 29, 2003. To access the replay, please call (888) 203-1112 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4007.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 621 stores in 47 states, the District of Columbia and Puerto Rico, including 488 Wet Seal stores, 102 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.